UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
FORM 8-A
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FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CHESAPEAKE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Oklahoma	73-1395733
(State of incorporation or organization)	(IRS Employer Identification No.)

6100 North Western Avenue, Oklahoma City, Oklahoma	73118
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable): 333-190457

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.    Description of Registrant’s Securities to be Registered.
On April 23, 2020, the Board of Directors of Chesapeake Energy Corporation (the “Company”) declared a dividend of one preferred share purchase right (a “Right”), payable on May 4, 2020, for each share of common stock, par value $0.01 per share, of the Company outstanding on May 4, 2020 (the “Record Date”) to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Section 382 Rights Agreement (the “Rights Agreement”), dated as of April 23, 2020, between the Company and Computershare Trust Company, N.A., as rights agent.
Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series B Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Shares”) at a price of $90.00 per one one-thousandth of a Preferred Share represented by a Right, subject to adjustment.
The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on April 23, 2020 and is qualified in its entirety by reference to the full text of the Rights Agreement.
Item 2.    Exhibits.

Exhibit No.	Description of Exhibit

3.1
Certificate of Designations of Series B Preferred Stock of Chesapeake Energy Corporation, as filed with the Secretary of State of the State of Oklahoma on April 23, 2020 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 23, 2020).

4.1
Section 382 Rights Agreement, dated as of April 23, 2020, between Chesapeake Energy Corporation and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 23, 2020).

99.1	Press Release dated April 23, 2020 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on April 23, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ JAMES R. WEBB
James R. Webb
Executive Vice President — General Counsel and Corporate Secretary
Date: April 23, 2020